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                                                                    EXHIBIT 99.3

                            BEACON PROPERTIES, L.P.
                           50 ROWES WHARF, 6TH FLOOR
                          BOSTON, MASSACHUSETTS 02110

                    NOTICE OF SPECIAL MEETING OF UNITHOLDERS
                        TO BE HELD ON DECEMBER 19, 1997

To the Unitholders of Beacon Properties, L.P.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Unitholders of Beacon Properties, L.P., a Delaware limited partnership ("Beacon Partnership"), will be held at 9:30 a.m., Boston time, on December 19, 1997, at State Street Bank, 225 Franklin Street, Boston, Massachusetts (the "Beacon Partnership Special Meeting") for the following purposes:

          1. To consider and vote upon a proposal to approve the merger (the "Partnership Merger") of Beacon Partnership with and into EOP Operating Limited Partnership, a Delaware limited partnership ("EOP Partnership"), and the Agreement and Plan of Merger, dated as of September 15, 1997, as amended (the "Agreement"), by and between Beacon Properties Corporation, a Maryland corporation, Beacon Partnership, Equity Office Properties Trust, a Maryland real estate investment trust, and EOP Partnership. Pursuant to the Agreement, Beacon Partnership will merge with and into EOP Partnership, with EOP Partnership being the surviving partnership. As a result of the Partnership Merger, Beacon Partnership unitholders will be entitled to receive 1.4063 Class A Units of EOP Partnership for each Beacon Partnership unit (other than any preferred units) held by them at the effective time of the Partnership Merger. A copy of the Agreement is attached as Annex I to the Proxy Statement/Prospectus accompanying this Notice;

          2. To consider and vote upon a proposal to approve the transfer by Beacon of its partnership interests in Beacon Partnership to EOP and its withdrawal as general partner of Beacon Partnership, which will occur as a result of the merger of Beacon with and into EOP, with EOP being the surviving company and the managing general partner of EOP Partnership (together with the Partnership Merger, the "Mergers"); and

          3. To transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

     The Mergers, the Agreement and other related matters are more fully described in the accompanying Proxy Statement/Prospectus, and the Annexes thereto, which form a part of this Notice.

     ALL UNITHOLDERS ARE CORDIALLY INVITED TO ATTEND THE BEACON PARTNERSHIP SPECIAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE BEACON PARTNERSHIP SPECIAL MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY UNITHOLDER ATTENDING THE BEACON PARTNERSHIP SPECIAL MEETING MAY VOTE IN PERSON EVEN IF THAT UNITHOLDER HAS RETURNED A PROXY.

                                          BY ORDER OF THE BOARD OF DIRECTORS OF
                                          BEACON PROPERTIES CORPORATION,
                                          as general partner of Beacon
                                          Properties, L.P.

                                          KATHLEEN M. MCCARTHY
                                          Secretary

November   , 1997